Exhibit 10.49

March 2, 2005

Mr. Thomas Rutledge,
Cablevision Systems Corporation,
1111 Stewart Avenue,
Bethpage, NY 11714.

Re:	Amendment to Employment Arrangements

Dear Thomas:

This letter amends your employment arrangements with Cablevision Systems Corporation (the “Company”).

1.              Background

Congress recently enacted Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).  Section 409A became effective at the beginning of this year and would impose an additional tax on some of the existing benefits and rights to which you could become entitled in connection with termination of employment unless we amend those entitlements before the end of this year and implement them in compliance with Section 409A.  The purpose of this letter is to amend these entitlements to comply and to ensure the Company does not take any actions that would expose you to the additional tax.

2.              General Amendments

To the extent you would otherwise be entitled to a payment during the six months beginning on the date of termination of your employment that would be subject to the Section 409A additional tax, (i) the payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”) and (ii) the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A).  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A).

3.              Specific Effect on Your Employment Agreement

Without limiting the generality of this letter, Section 2 of this letter will operate to delay the payments contemplated by items 1 and 4 of the tenth paragraph of your employment letter, dated June 23, 2003, with the Company (your “Employment Agreement”).

In addition, notwithstanding anything to the contrary in your Employment Agreement and for the avoidance of doubt, after termination of your employment no stock options, conjunctive rights or awards shall be exercisable after the end of their regularly scheduled term (as if you had not terminated).

4.              Rabbi Trust

The Rabbi Trust will be established pursuant to the letter agreement, dated March 2, 2005, between the Company and Mr. James L. Dolan.  However, if the Rabbi Trust has not been established at the time of your termination of employment, you may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to the Company).  You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company.  The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees.  It is understood that the Rabbi Trust may also be used for similar arrangements with other executives of the Company.

5.              Other Actions

The Company will not take any action that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A.  The Company will hold you harmless for any action it may take in violation of this paragraph, including any attorney’s fees you may incur in enforcing your rights.

It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment, as amended by this letter, comply with Section 409A.  If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

6.              General Provisions.

This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.  Any claim or controversy under this letter will be an “Employment Matter”, as defined in your Employment Agreement.  This letter may not be amended or modified other than by a written agreement executed by the parties or their respective successors and legal representatives.  References in this letter to any statute or agreement are to the statute or agreement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules, regulations or guidance promulgated under the statute); references to any section or paragraph of any statute or agreement include any successor section or paragraph.  It is the intention that this letter not be construed more strictly with regard to you or the Company.

CABLEVISION SYSTEMS CORPORATION

By:
Title:

Accepted and agreed:

Thomas Rutledge